Exhibit (a)(i)

CERTIFICATE OF FORMATION

OF

MOUNT YALE OPPORTUNITY FUND, LLC

        This Certificate of Formation of Mount Yale Opportunity Fund, LLC (the “Company”), dated as of May 26, 2004, is being duly executed and filed by Trina Winkelmann, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

        1.       The name of the limited liability company formed hereby is Mount Yale Opportunity Fund, LLC.

        2.       The address of the Company’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of Newcastle, Delaware 19801. The name of the Company’s registered agent for service of process at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Mount Yale Opportunity Fund, LLC.

By:	/s/ Trina Winkelmann

Trina Winkelmann, Organizer